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                                                                    EXHIBIT 99.5
                                                                    ------------

                              INTIMATE BRANDS, INC.
                        CONSOLIDATED STATEMENTS OF INCOME
           THIRTEEN WEEKS ENDED JANUARY 29, 2000 AND JANUARY 30, 1999
                      (IN THOUSANDS EXCEPT PER SHARE DATA)
                                   (UNAUDITED)


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
                              1999                                                 1998
                             Before                     1999                       Before                     1998
                           Restatement  Adjustment    Restated     % of Sales    Restatement   Adjustment   Restated    % of Sales
                        -------------- ------------ ------------- -----------  --------------  ----------- ----------- -----------

Net Sales                 $ 1,801,748                $1,801,748                 $1,531,192                 $1,531,192

Gross Income                  827,934     8,284         819,650       45.5%        712,438       8,996        703,442      45.9%

Gen'l, Admin. & Oper.
  Exp.                       (328,408)   20,416        (348,824)     -19.4%       (298,542)     14,104       (312,646)    -20.4%
                        -------------- ------------ ------------- -----------  ------------   ------------ ----------- -----------

Operating Income              499,526    28,700         470,826       26.1%        413,896      23,100        390,796      25.5%

Interest Expense               (7,344)      -            (7,344)      -0.4%         (7,563)        -           (7,563)     -0.5%

Other Income, Net               1,370       -             1,370        0.1%          3,750         -            3,750       0.2%
                        -------------- ------------ ------------- -----------  ------------   ------------ ----------- -----------

Income Before Income
  Taxes                       493,552    28,700         464,852       25.8%        410,083      23,100        386,983      25.3%

Income Taxes                  197,600    11,600         186,000       10.3%        164,200       9,200        155,000      10.1%

   Effective Rate               40.0%                     40.0%                      40.0%                      40.1%
                        -------------- ------------ ------------- -----------  ------------   ------------ ----------- -----------

Net Income                   $295,952   $17,100        $278,852       15.5%       $245,883     $13,900       $231,983      15.2%
                        ============== ============ ============= ===========  ============   ============ =========== ===========

Diluted Earnings per
  Share*                        $1.17     $0.07           $1.10                      $0.93       $0.05          $0.88
                        ============== ============ =============              ============   ============ ===========

Dividends Per Share*            $0.14                     $0.14                      $0.13                      $0.13
                        ==============              =============              ============                ===========

Weighted Average
  Diluted  Shares*            252,568                   252,568                    263,511                    263,511
                        ==============              =============              ============                ===========


* Adjusted to reflect 5% stock dividend declared June 22, 1999 as if it occurred at the beginning of 1998
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For Further Information Contact:     Debbie Mitchell     (614) 415-7546